STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), entered into as of November 2, 2023 but made effective as of October 1, 2023 (the “Effective Date”), is made by and among, the undersigned shareholders (collectively, the “Sellers,” and each, a “Seller”) of Ramey Environmental Compliance, Inc., a Colorado corporation (the “Company”), and PERC Water Corporation, a California corporation (the “Buyer”).

RECITALS

AThe Sellers collectively own 100 shares (the “Purchased Shares”) of common stock, nil par value per share, of the Company, constituting 100% of the outstanding capital stock of the Company.

B.The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the Purchased Shares, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE
Section 1.01Purchase of the Purchased Shares. Subject to and upon the terms and conditions of this Agreement, the Buyer shall purchase from the Sellers and the Sellers shall sell to the Buyer, all of the Sellers’ right, title and interest (including the goodwill of the Company associated therewith) in and to the Purchased Shares, which shares shall constitute in the aggregate one hundred percent (100%) of all the outstanding capital stock of the Company immediately prior to the Effective Date and the Closing Date, on a fully diluted basis, for the consideration specified in Section 1.02 below and in reliance on the parties’ other agreements and representations herein.
Section 1.02Purchase Price. The purchase price (the “Purchase Price”) to be paid by the Buyer to the Sellers for all of the Purchased Shares shall consist of Four Million One Hundred Ninety Two Thousand Nine Hundred Twenty Seven Dollars ($4,192,927.00), or $41,929.27 per Purchased Share. The Purchase Price shall be paid by Buyer as follows: (a) Three Million Eight Hundred Forty Two Thousand Nine Hundred Twenty Seven Dollars ($3,842,927.00) (the “Closing Date Purchase Price”) at Closing to the Sellers, by wire transfer of immediately available funds to the account specified on Exhibit A attached hereto and (b) $350,000 on the earlier of (i) the second anniversary of the Effective Date and (ii) the expiration of the “Term” (as defined in the respective Employment Agreements), by wire transfer of immediately available funds to the account specified on Exhibit A attached hereto (or such other account as the Sellers direct in writing), provided, in the case of the payment under clause (b), that neither of the Employment Agreements (as defined in Section 2.02(a)) have been terminated by the Company for “Cause” (as defined in the Employment Agreements) or by the Sellers without “Good Reason” (as defined in the Employment Agreements) before the expiration of the “Term” (as defined in the respective

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Employment Agreements). The Closing Date Purchase Price is subject to adjustment after Closing as set forth in Section 2.04 below.

ARTICLE II
THE CLOSING; CLOSING ADJUSTMENT
Section 2.01The Closing. The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place on the date first written above or at such other time or date as the parties hereto agree, but shall be effective as of the Effective Date. The date of Closing is hereinafter referred to as the “Closing Date.”
Section 2.02Conditions to the Buyer’s Obligation to Close. The obligations of the Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions to the satisfaction of the Buyer:
(a)The Sellers shall have delivered Employment Agreements in a form satisfactory to the Buyer  (collectively, the “Employment Agreements”), and Confidentiality, Non-Compete, Non-Solicitation and Invention Assignment Agreements, in a form satisfactory to the Buyer (collectively, the “Confidentiality Agreements”), duly executed by the Sellers, as applicable.
(b)The Sellers shall have delivered to the Buyer a certificate or certificates representing the Purchased Shares, accompanied by a stock power or powers duly endorsed to the Buyer.
(c)The Sellers shall have delivered to the Buyer certificates of status of the Company from the Colorado Secretary of State office, dated no more than five (5) Business Days prior to the Closing Date.
(d)All of the directors of the Company shall have submitted letters of resignation, with such resignations effective as of the Closing Date, and the Sellers shall have delivered such resignations to the Buyer.
(e)Possession of, or access to, all originals (or copies if the originals are not available) of agreements, instruments, documents, deeds, books, records, minute books, files and other data and information within the possession of the Company or any of its Affiliates belonging to the Company, as of the Effective Date and the Closing Date, whether in paper or electronic form (collectively, the “Records”) shall be given by the Sellers to the Buyer; provided, however, that the Sellers may retain (1) copies of any Records that such Seller is reasonably likely to need for complying with Laws; and (2) copies of any Records that in the reasonable opinion of the Sellers will be required in connection with the performance of such Seller’s obligations hereunder.
(f)All consents, waivers and approvals necessary or desirable to effectuate the transactions contemplated herein.

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(g)The Sellers shall have delivered to the Buyer a lease, in form and substance acceptable to the Buyer as modified, for the Company's premises located at 5959 Iris Parkway, Frederick, Colorado 80504 for a period of no less than three years from the Closing Date on terms and conditions equal to or better than (from the Company’s perspective) the existing lease for the premises.
(h)Completion of an audit of the Company’s financial statements for the fiscal years ended December 31, 2021 and December 31, 2022 by Marcum LLP, at the Buyer’s expense.
(i)Each Seller shall have delivered to the Buyer a duly executed FIRPTA certificate in the form specified by Treasury Regulations Section 1.1445-2(b)(2).
(j)The Sellers shall deliver to the Buyer proof satisfactory to the Buyer that the guarantee by the Company of the mortgage for the property located at 5959 Iris Parkway, Frederick, Colorado 80504 has been fully discharged and appropriate satisfactions of such mortgage have been properly recorded.
Section 2.03Conditions to the Sellers’ Obligation to Close
. The obligations of the Sellers to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions to the satisfaction of the Sellers:
(a)The Buyer shall pay the Closing Date Purchase Price in immediately available funds to the Sellers.
(b)The Company shall have delivered the Employment Agreements and the Confidentiality Agreements, each duly executed by the Company.
(c)All consents, waivers and approvals necessary or desirable to effectuate the transactions contemplated herein.
Section 2.04Purchase Price Adjustment; Final Purchase Price
.
(a)Working Capital. The Effective Date Working Capital is targeted to be $592,927.00 (the “Target Working Capital”).
(b)Post-Closing Adjustment.
(i)Within 60 days following the Closing Date, the Buyer shall prepare and deliver to the Sellers a statement setting forth its calculation of Effective Date Working Capital, which statement shall contain an audited balance sheet of the Company as of the Effective Date (without giving effect to the transactions contemplated herein) and a calculation of Effective Date Working Capital (the “Effective Date Working Capital Statement”).  The audited balance sheet shall be audited by Marcum LLP, an independent registered public accounting firm to be compensated by the Buyer.

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(ii)Upon the written request of the Sellers, the Buyer shall, within ten (10) days after delivery of the Effective Date Working Capital Statement, make its representatives available to the Sellers and their advisers and representatives during ordinary business hours at the Buyer’s offices to answer questions related to the Effective Date Working Capital Statement.
(iii)Unless the Sellers dispute the Effective Date Working Capital Statement by delivering written notice to the Buyer (the “Effective Date Working Capital Statement Dispute Notice”) within twenty (20) days of receiving the Effective Date Working Capital Statement, setting forth in reasonable detail the basis of the disputes, the Sellers shall be deemed to have accepted the Effective Date Working Capital Statement as final and binding.
(iv)In the event that the Sellers timely provide the Buyer with a written Effective Date Working Capital Statement Dispute Notice, then the Sellers and the Buyer shall confer in good faith for a period of up to thirty (30) days following the delivery of any Effective Date Working Capital Statement Dispute Notice in an attempt to resolve the subject matter of the Effective Date Working Capital Statement Dispute Notice.  Any Effective Date Working Capital Statement Dispute Notice shall specify the items in the Effective Date Working Capital Statement disputed by the Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If a final resolution of such dispute is reached, the agreed-upon amount shall be deemed final and binding.
(v)If, after such thirty (30) day period, the Sellers and Buyer cannot resolve such dispute, then within five (5) days after the expiration of thirty (30) day such period, the Buyer shall direct Marcum LLP to select the Independent Accountant.   The Independent Accountant shall as promptly as practicable (and in any event within thirty (30) days after its engagement) make a final determination as to the Effective Date Working Capital Statement and the corresponding amount that is due and payable, which decision by the Independent Accountant shall be final and binding on the Buyer and Sellers.  The Buyer and the Sellers shall cooperate with the Independent Accountant during its resolution of the disagreement and provide the Independent Accountant with all information and documentation that the Independent Accountant reasonably requests.  If the Sellers do not cooperate with the Independent Accountant (in the reasonable opinion of the Independent Accountant) in resolving the dispute or fail to comply with any dispute resolution procedures set forth herein, then all items described in the Effective Date Working Capital Statement shall be deemed agreed, final and binding on the Buyer and Sellers.  If the Buyer does not cooperate with the Independent Accountant (in the reasonable opinion of the Independent Accountant) in resolving the dispute or fails to comply with any dispute resolution procedures set forth herein, then all items described in the Effective Date Working Capital Statement Dispute Notice shall be deemed agreed, final and binding on the Buyer and Sellers.  The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Buyer and the Sellers, and not by independent review.  The resolution of the dispute and the calculation of Effective Date Working Capital Statement shall be final and binding on the parties hereto and any amounts determined to be final and binding in accordance with provisions of this Section 2.04(b)(v) shall be final and binding for any and all subsequent determinations of Effective Date Working Capital Statement hereunder.  The fees and expenses of the Independent Accountant shall be borne by the Sellers and the Buyer in proportion to the amounts by which their respective calculations of Effective Date Working

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Capital Statement differ from the Effective Date Working Capital Statement as finally determined by the Independent Accountant.
(vi)The post-closing adjustment shall be an amount equal to the Effective Date Working Capital as set forth in the Effective Date Working Capital Statement minus the Target Working Capital (the “Post-Closing Adjustment”) as finally determined in accordance with this Section 2.04. If the Post-Closing Adjustment is a positive number, the Buyer shall pay to the Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Sellers shall pay to Buyer an amount equal to the Post Closing Adjustment.
(c)Payment of Post-Closing Adjustment.  Any adjustments to the Purchase Price in accordance with this Section 2.04 shall be paid to the appropriate party within 10 Business Days after delivery of the Effective Date Working Capital Statement.
(d)Tax Treatment and Wiring
. All payments pursuant to this Section 2.04 shall (x) be treated by all parties for tax purposes as adjustments to the Purchase Price and (y) be made by wire transfer of immediately available funds to the account designated by the Sellers or the Buyer, as the case may be.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
REGARDING THE COMPANY

The Sellers represent and warrant to the Buyer that the statements in this ARTICLE III are correct as of the Effective Date and the Closing Date except as set forth in the schedules accompanying this ARTICLE III (collectively, the “Disclosure Schedules”).

Section 3.01Organization and Corporate Power and No Contravention.
(a)The Company is a corporation duly organized, validly existing and in good standing under Colorado law. The Company has taken all corporate action required to authorize the execution and delivery of each Other Transaction Document to which it is to be a party at Closing. The Company, at or before the Closing, will have duly executed and delivered each Other Transaction Document to which it is a party.
(b)The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on the Business as now conducted. The Company is qualified to do business and is in good standing (or its equivalent) as a foreign corporation in every jurisdiction in which its ownership of property or the conduct of the Business as now conducted requires it to qualify, except where the failure to be qualified would not have a Material Adverse Effect, all of which jurisdictions are set forth on Schedule 3.01(b). The Company has all requisite corporate power and authority to execute, deliver and perform each Other Transaction Document to which it is to be a party and to consummate the transactions contemplated therein. Each Other Transaction Document to which the Company is to be a party at Closing will constitute the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and to general equitable principles).

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(c)The execution and delivery of the Other Transaction Documents by the Company and the consummation of the transactions contemplated thereby by the Company at the Closing do not, directly or indirectly, (i) violate any provision of the Organizational Documents of the Company or any resolution adopted by the board of directors or shareholders of the Company, (ii) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party or any Governmental Body or under the provisions of any material agreement or instrument to which the Company is a party or by which the property of the Company is bound or affected, or (iii) to the Knowledge of the Sellers, violate any laws, regulations, orders or judgments applicable to the Company.
Section 3.02Subsidiaries
. The Company does not own any equity interests in any other corporation, partnership, limited liability company, joint venture or other entity.
Section 3.03Organizational Documents; Books and Records.
(a)The copies of the Organizational Documents of the Company made available to the Buyer are complete and correct and represent the presently effective Organizational Documents of the Company. The Company is not in violation of its Organizational Documents.
(b)Except as disclosed on Schedule 3.03(b), all minute books and share record books of the Company have been made available to the Buyer, and are complete and correct in all material respects.
Section 3.04Capitalization
. The Company’s authorized and outstanding capital stock is as set forth on the attached Schedule 3.04, which sets forth the names of the holders of record of all shares of the Company’s issued and outstanding stock and the number of shares held by each such holder. All of the issued and outstanding shares of the Company’s stock is duly authorized, has been validly issued and is fully paid and non-assessable. Except as set forth on Schedule 3.04, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Stock of the Company were issued in compliance with applicable securities laws or exemptions therefrom and are not subject to any preemptive rights other than those rights conferred by Colorado statutes. There are no outstanding options, warrants, rights to subscribe to, purchase (or repurchase) rights, conversion rights, phantom stock rights, stock appreciation rights, redemption rights, calls or commitments made by the Company relating to any shares of capital stock or other securities issued by the Company containing any equity features, or Contracts by which the Company is bound to issue additional shares of its capital stock or other equity securities, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company relating to any shares of capital stock or other equity securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any matter. The Company is not a party to and there is not any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any

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shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company.

Section 3.05Financial Statements.
(a)The attached Schedule 3.05(a) contains true and complete copies of (i) the Company’s audited balance sheets as of December 31, 2021 and December 31, 2022, and the related statements of income and cash flows for the fiscal years ended December 31, 2021 and December 31, 2022 (the “Audited Financial Statements”), and (ii) the Company’s unaudited balance sheet as of September, 2023 (the “Latest Balance Sheet” and, together with the Audited Financial Statements, the “Financial Statements”). Except as specifically noted on Schedule 3.05(a), the Latest Balance Sheet (including any related notes and Schedules), and, to the Knowledge of the Sellers, the Audited Financial Statements, present fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP as of the dates and for the periods referred to therein. Except as set forth on Schedule 3.05(a), all of the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated.
(b)Except as set forth on Schedule 3.05(b), as of the Closing Date, the Company does not have any liabilities or obligations (together the “Liabilities”) of a type required to be reflected on financial statements prepared in accordance with GAAP, except for (i) Liabilities disclosed, provided for, reflected in, reserved against or otherwise described in the Latest Balance Sheet, (ii) Liabilities incurred, accruing or arising after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, and (iii) Liabilities under this Agreement.
(c)The books and records of the Company has been maintained in accordance with GAAP on a basis consistent with past periods and throughout the periods involved. The Company (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that, to the Knowledge of the Sellers but without the Sellers having conducted any Internal Control Study by any independent firm, provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its consolidated financial statements in accordance with GAAP, and (C) access to their respective assets is permitted only in accordance with management’s authorization.
(d)Except as set forth in the Latest Balance Sheet, the Company does not have any Indebtedness.
(e)Except as set forth in Schedule 3.05(e), the Company has delivered to Buyer a true, correct and complete aging schedule of all accounts receivable of the Company, as of the Business Day prior to Closing. All of the Company’s accounts receivable (i) represent actual, valid obligations incurred by the respective account debtors owing to the Company with respect to the Business, (ii) have arisen from bona fide transactions in the ordinary course, (iii) are adequately reserved and properly stated on the books and records of the Company in accordance with GAAP, (iv) the goods and services involved have been sold and delivered or performed, as the case may be, to the account obligors, and, no further goods other than by

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warranty are required to be provided and no further services other than warranty services are required to be rendered in order to complete the sales and fully render the services and to entitle collection of the accounts receivable in full. No such account receivable has been assigned or pledged to any other Person and, except only to the extent fully reserved against as set forth in the Latest Balance Sheet, to the Sellers’ Knowledge, no defense or set-off to any such account has been asserted by the account obligor.
Section 3.06Absence of Certain Developments
. Except as set forth on the attached Schedule 3.06 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet an through the Closing Date, (i) the Company has not engaged in any material transaction that was not in the ordinary course of business and consistent with past practice, other than the engagement of counsel and advisors in connection with the transactions contemplated by this Agreement, (ii) to the Sellers’ Knowledge, there has not been any material adverse change in the Company’s or the Business’ sales patterns, pricing policies, accounts receivable or accounts payable, taken as a whole, and (iii) to the Sellers’ Knowledge, there has not been any material adverse change in the relationships between the Company, on the one hand, and any customer, supplier, licensee, lessor, insurer or other Person with whom the Company has material business relationships, on the other hand. Without limiting the generality of the foregoing, except as set forth on the attached Schedule 3.06 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet and through the Closing Date, the Company has not:
(a)issued or sold any of its capital stock or other equity securities, or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to its capital stock or other equity securities, or split, combined or reclassified any shares of its capital stock or other equity securities;
(b)(i) increased the base salary, annual bonus or any other form of compensation payable to any of its employees or directors (except for changes in compensation in the ordinary course of business and consistent with past practice in connection with promotions or periodic reviews, but only with respect to employees other than officers or directors), (ii) implemented, announced or committed to any bonus or “across-the-board” wage increase for its employees or (iii) adopted or, except as required by applicable law, amended any Plan;
(c)entered into any Contract with any labor union;
(d)planned, announced, implemented or effected any reduction in force, lay off, early retirement program or similar program applicable generally across the Company’s employee base;
(e)adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(f)(i) made any material change in its accounting or tax methods, principles or practices or elections, or (ii) revalued any assets of the Company, including inventory or accounts receivable write-downs, except as reflected in the Financial Statements;

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(g)accelerated the collection of, or discounted, accounts receivable, delayed the payment of accounts payable or deferred expenses;
(h)incurred any Indebtedness;
(i)created or incurred any Lien on any assets of the Company or otherwise disposed of any assets of the Company in excess of $25,000 individually or $100,000 in the aggregate, other than sales of obsolete equipment in the ordinary course of business consistent with past practice and other than sales of inventory in the ordinary course of business;
(j)made any capital contributions to or equity or debt investments in any Person, other than non-material advances to vendors and employees in the ordinary course of business consistent with past practice;
(k)made any acquisition of any assets, properties, capital stock or business of any other Person, whether by merger, stock or asset purchase or otherwise, other than purchases of fixed assets, inventory, supplies and software/systems upgrades in the ordinary course of business consistent with past practice;
(l)sold, licensed, assigned, transferred, abandoned, allowed to lapse or otherwise disposed of any material Intellectual Property or other intangible assets, except in the ordinary course of business consistent with past practice;
(m)terminated any Contract that if in existence on the date hereof would have been required to be listed on Schedule 3.06 or (ii) terminated or allowed to expire any Contract pursuant to which the Company leased any asset;
(n)entered into any Contract outside of Contracts and purchase orders entered into in the ordinary course of business, to provide services that could reasonably be expected to result in the Company being required to commit in excess of $100,000 for either working capital or the purchase of assets to fulfill its obligations under such Contract;
(o)failed to maintain in full force and effect the Insurance Policies;
(p)made or revoked any material election with regard to Taxes or filed any material amended Tax Returns;
(q)declared, set aside or paid a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;
(r)experienced any event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on the Company;
(s)commenced or settled any criminal or material civil Claim; or
(t)committed to do any of the foregoing.

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Section 3.07Title to and Conditions of Assets; Real Property
.
(a)The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, or with respect to leased properties and assets, valid leasehold or sub-leasehold interests therein, free and clear of all Liens, except for Permitted Liens. The property and equipment of the Company and all other tangible property that is used in the operation of its business is in good operating condition and repair, subject to normal wear and tear, are adequate and suitable in all material respects for the uses to which they are being put and the operation of such businesses.
(b)Schedule 3.07 identifies all real property owned, leased or subleased by the Company (the “Real Property”). The Real Property is all of the real property necessary for the conduct of the business of the Company as presently conducted. Neither the Sellers nor any of their Affiliates, including the Company, has leased or otherwise granted to any Person the rights to use or occupy any owned Real Property or any portion thereof. There are no outstanding options to purchase such owned Real Property or any portion thereof or interest therein. The Company does not have an option to acquire any real property. The Company’s interest in any lease or sublease with respect to such Real Property is not subject to any Lien, except Permitted Liens. Each lease agreement to which the Company is a party regarding Real Property is a valid and binding obligation of the Company, as applicable, and is in full force and effect and is enforceable against the Company and, to the Knowledge of the Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity. The Company is not in or, alleged to be in, breach or default under any of such lease agreements. There are no Contracts to which the Company is a party granting to any Person the right of use or occupancy of any such leased Real Property, and there are no parties (other than the Company) occupying any of such leased Real Property. The Company’s occupation, possession and use of the Real Property has not been disturbed and no claim has been asserted or threatened adverse to the rights of the Company to the continued occupation, possession and use of any of the Real Property. The Real Property is supplied with all utilities adequate to serve such Real Property for the Business’ current use thereof.
Section 3.08Tax Matters
. Except as set forth on the attached Schedule 3.08:
(a)The Company has properly prepared and duly and timely filed (taking into account any applicable extensions) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which any such Tax Returns were required to be filed. Each such Tax Return has been prepared in compliance in all material respects with all applicable laws, and all such Tax Returns are accurate, complete and correct in all material respects. All Taxes payable by or on behalf of the Company, regardless of whether shown on such Tax Returns, have been fully and timely paid. The Company has made available to the Buyer correct and complete copies of all Tax Returns of the Company for taxable periods ending on or after December 31, 2019, and all examination reports, and statements of deficiencies assessed against or agreed to by the Company issued since January 1, 2020. The Company has complied in all material respects with all applicable laws and regulations relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate

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Governmental Bodies all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder or other third party.
(b)The Company is not the beneficiary of any extension of time within which to file any Tax Return, which Tax Return has since not been filed. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) has been executed or filed with any Governmental Body by or on behalf of the Company. No power of attorney with respect to any Tax matter is currently in force.
(c)No Tax Return concerning or relating to the Company or with respect to the Company’s income, operations, assets or activities for any taxable period or portion thereof since December 31, 2020 has been audited or examined by a Governmental Body. There is no Tax Proceeding pending or, to the Sellers’ Knowledge, threatened against or with respect to the Company. All deficiencies asserted or assessments made as a result of any audits or examinations by any Governmental Body of the Tax Returns of or covering or including the Company have been fully paid. No claim has been made by a Governmental Body in a jurisdiction where Tax Returns concerning or relating to the Company or with respect to the Company’s income, operations, assets or activities have not been filed that it is or may be subject to taxation by that jurisdiction. No issue has been raised by any Governmental Body in any prior audit or examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.
(d)The Company is not a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement or arrangement.
(e)Neither the Company, nor any Person on behalf of the Company, has (1) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any Knowledge that a Governmental Body has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Body requesting permission for any changes in accounting methods that relate to the business or operations of the Company or (2) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company. The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any installment sale or open transaction disposition on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date.
(f)The Company is not a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or has not filed or been included in a combined, consolidated or unitary income Tax Return with another Person. The Company has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by Contract or otherwise. The Company does not own any interest in any Person that is treated as a partnership for U.S. federal

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income Tax purposes or would be treated as a pass-through or disregarded entity for any Tax purpose.
(g)There are no Liens for Taxes on the assets of the Company, except for Liens for Taxes not yet due and payable.
(h)The Company has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not and has not been a party to any “reportable transaction” as defined in Treasury Regulation § 1.6011-4.
(i)None of the Sellers is a foreign person within the meaning of Section 1445 of the Code or any other laws requiring withholding of amounts paid to foreign persons. The transactions contemplated herein are not subject to Tax withholding provisions under the Code or any other applicable Law.
(j)None of the assets of the Company is (1) required to be or are being depreciated under the alternative depreciation system of Section 168(g)(2) of the Code, (2) subject to Section 168(f) of the Code, or (3) property that the Company will be required to treat as “tax exempt use property” within the meaning of Section 168(h)(1) of the Code. The Company has not issued any “industrial development bonds” as contemplated in the Internal Revenue Code of 1954, as amended prior to the enactment of the Code, or “private activity bonds” within the meaning of Section 141 of the Code or other tax exempt financings to acquire or lease assets of the Company.
Section 3.09Contracts and Commitments
.
(a)Except as set forth on the attached Schedule 3.09(a), the Company is not a party to any, whether written or oral:
(i)collective bargaining Contract with any labor union;
(ii)bonus, pension, profit sharing, retirement or other form of deferred compensation plan, or stock purchase, stock option or similar plan, other than as set forth on Schedule 3.12;
(iii)Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $35,000 per annum;
(iv)Contract providing for severance payments in excess of $25,000;
(v)Contract evidencing, securing or otherwise relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Company;
(vi)guaranty of any Indebtedness;

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(vii)Contract under which it is lessee of, or holds or operates, any real or tangible personal property owned by any other Person;
(viii)Contract under which it is lessor of or permits any third-party to hold or operate any tangible property, real or personal;
(ix)Contract in excess of $100,000 with any (x) Major Customer to provide goods, services, or products or (y) Major Supplier to purchase goods, services, or products;
(x)Contract which prohibits the Company from freely engaging in business anywhere in the world;
(xi)Contract containing a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of any other party;
(xii)Contract providing for the indemnification by the Company of any Person, except for any such Contract that (x) is not material to the Company and (y) was entered into in the ordinary course of business consistent with past practice;
(xiii)Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $50,000;
(xiv)Contract with any Person (other than purchase orders entered into in the ordinary course of business) that is reasonably likely to require either (x) annual payments to or from the Company of more than $100,000 or (y) aggregate payments to or from the Company of more than $100,000;
(xv)Contracts creating any partnership or joint venture or similar arrangement involving the sharing of profits or losses;
(xvi)Contracts containing exclusivity or “most-favored-nations” provisions;
(xvii)any agreement (including confidentiality, non-compete, non-solicitation and restrictive covenant agreements) that purports to limit the Company’s (or, to the Sellers’ Knowledge, any of its employees’ or independent contractors’) freedom to compete and engage in business freely in any line of business or in any geographic area; or
(xviii)Contracts with any Related Party, other than employment agreements with Robert W. Ramey and Linda Ramey, including, as of the Effective Date, the Employment Agreements.

Except as identified on Schedule 3.09(a) with respect to limitations imposed by confidentiality commitments under applicable law, true and complete copies of each written Contract listed on Schedule 3.09(a) have been made available to the Buyer (including all modifications, amendments and supplements thereto).

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(b)Except as identified on Schedule 3.09(b), each of the Contracts is a valid and binding obligation of the Company, and, to the Knowledge of the Sellers, is valid, binding, and enforceable against the other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and general principles of equity. Except as set forth on Schedule 3.09(b), (i) the Company has performed all of its material obligations required to be performed as of the Effective Date and the Closing Date under, and is not in material default under (or, to the Sellers’ Knowledge, is not alleged to be in breach of or default under) each Contract, (ii) to the Knowledge of the Sellers, no other party to any Contracts is in material default thereunder, and (iii) to the Sellers’ Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect by the Company or by any such other party thereto, or permit termination, modification or acceleration, under such Contract. There has been no termination or notice of default received by the Company or, to the Knowledge of the Sellers, any threatened termination or notice of default under any Contract, except as listed on Schedule 3.09(b).
(c)Except as otherwise set forth on Schedule 3.09(c), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining. Except as set forth on Schedule 3.09(c), no Affiliate of the Company is a party to any Contract relating to the Business. Each Contract of the Company relates solely to the Business (and not to any other business in which the Company or the Sellers or any of their Affiliates may be engaged).
Section 3.10Intellectual Property
. Schedule 3.10 sets forth a list of all Intellectual Property (other than items falling within clause (v) and (vii) of the definition of Intellectual Property and “off-the-shelf” commercially available Software) owned or licensed by the Company and used in and material to the conduct of the Business. The Company’s rights in the Intellectual Property owned by or licensed to it constitute all the rights in Intellectual Property required for the operation of the Business as presently conducted in the last five (5) years. No claim or allegation has been asserted or, to the Knowledge of the Sellers, threatened by any third party that the use or exploitation by the Company of any Intellectual Property infringes, misappropriates or violates the Intellectual Property of any third-party. To the Sellers’ Knowledge, the operation of the Business does not infringe, misappropriate or violate any Intellectual Property of third parties. No action before any Governmental Body has been instituted, settled or, to the Sellers’ Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property is subject to any outstanding order or decree of any Governmental Body directed specifically at the Company. The Company has not made any indemnification payments to any Person for or against any infringement with respect to any intangible rights. To the Sellers’ Knowledge, no third party is infringing or misappropriating any Intellectual Property of the Company. The Company has taken commercially reasonable steps to protect the confidentiality of the Company’s trade secrets. Schedule 3.10 lists all material licenses and sublicenses whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, as licensee with respect to any Intellectual Property that is used in or necessary for the Business. The Company has made available to Buyer true and complete copies of all such agreements or the forms thereof other than with respect to off the shelf software and programs. To the Sellers’ Knowledge, all such agreements are valid, binding and enforceable between the Company and the other parties, and the Company and, to the Sellers’ Knowledge, the other parties are in full

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compliance with the terms and conditions of such agreements. Except as set forth on Schedule 3.10, no interest in the Company’s Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company or the Sellers to any Person other than in the ordinary course of the Company’s business. Except as disclosed on Schedule 3.10, (i) neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code owned by the Company and included in any Products (“Company Source Code”), and (ii) to the Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Schedule 3.10 lists all Products that are or contains open source software or software that is distributed under a licensing or distribution model that requires, as a condition of use, modification and/or distribution of such software (or other software incorporated into, derived from or distributed with such software) that the software be disclosed or distributed in source code form, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge (including but not limited to the GNU General Public License) that (i) the Company licenses to a third party in connection with the Business; (ii) the Company provides on a software-as-a-service or similar basis in connection with the Business; or (iii) is otherwise incorporated into, combined with, or distributed in conjunction with any Products in connection with the Business (collectively, “Incorporated Open Source Software”) and identifies the software and the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software with or in any Products complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any obligation to disclose or distribute any Company Source Code in source code form, to license any such Company Source Code or other Intellectual Property owned by the Company for the purpose of making derivative works, or to distribute any such Company Source Code owned by the Company without charge.

Section 3.11Litigation. Except as set forth in Schedule 3.11, there are no civil, criminal or administrative causes of action, hearings, arbitrations, audits, or other proceedings pending or, to the Knowledge of the Sellers, threatened against the Company, at law or in equity, before or by any Governmental Body. Except as set forth in Schedule 3.11, the Company is not subject to any outstanding judgment, order or decree of any Governmental Body directed specifically at the Company. No Governmental Body has indicated in any writing received by the Company any intention to conduct any audit, investigation or other review with respect to the Company, other than audits, investigations or reviews that have been favorably resolved in the Company’s favor and concluded without any liability to the Company. Schedule 3.11 sets forth a true and correct listing of all material actions, suits, claims or proceedings before any Governmental Body against the Company that were pending, settled or adjudicated in the last seven (7) years.
Section 3.12Employee Benefit Plans.
(a)Schedule 3.12 lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and each other employment, incentive (equity or otherwise), severance, option, deferred compensation, retention, change in control, fringe benefit, or other compensatory agreement, policy, plan, manual or arrangement provided or maintained by the

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Company or any ERISA Affiliate to, with or for the benefit of any current or former employee, director or consultant of the Company or any of their respective dependents or beneficiaries, including without limitation, the Company’s Section 125 Cafeteria Plan and 401(k) Plan (each, a “Plan”). Each Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and the Company has no Knowledge of any facts or circumstances that could reasonably be expected to jeopardize the qualification of such Plan. Each trust maintained in connection with each such qualified Plan is exempt from taxation. The Plans comply in form and in operation in all material respects with their terms and the requirements of all applicable laws and regulations. Schedule 3.12 also lists all vacation and sick leave policies and all medical, dental, disability and life insurance policies maintained by the Company.
(b)With respect to each Plan, the Company has made available to the Buyer true and complete copies of the following documents, as applicable: (i) all plan documents of each Plan; (ii) all funding and administrative arrangement documents including trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements; (iii) the most recently filed Form 5500; (iv) the summary Plan description and each summary of material modification; and (v) the most recent financial statement. In the case of any material unwritten Plan or other benefit program or agreement, a written description of such has been furnished to Buyer. All amendments required to bring any Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted.
(c)With respect to the Plans, (i) all required contributions by the Company have been timely made, (ii) there are no civil, criminal or administrative causes of action, hearings, arbitrations, audits or other proceedings pending or, to the Knowledge of the Sellers, threatened, other than routine claims for benefits, (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iv) all material reports, returns and similar documents required to be filed by the Company with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.
(d)Neither the Company, nor any of its ERISA Affiliates, contributes to, has ever contributed to or has ever incurred any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).
(e)The execution and delivery of this Agreement and performance of the transactions contemplated hereby will not (i) constitute an event under any Plan or Contract that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company, or (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company to amend or terminate any Plan.
(f)None of the Plans, if administered in accordance with their terms, would result in the imposition of interest or an additional tax on any participant thereunder pursuant to Section 409A.

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(g)Except as required by COBRA, no Plan provides post-termination group health or other welfare benefits to any current or former employee, director or consultant (or any of their dependents or beneficiaries).
Section 3.13Insurance
. The attached Schedule 3.13 sets forth each insurance policy (including fire, commercial liability, products liability, professional liability, construction all-risks, workers’ compensation and vehicular) maintained by the Company on the Business and its properties, assets, products or personnel (the “Insurance Policies”), including, with respect to each Insurance Policy, the name of the insurer, the policy effective dates, the annual premiums, the limits and the deductibles. To the Sellers’ Knowledge, such policies are sufficient for compliance by the Company with all applicable Contracts of the Company, applicable material governmental permits, and applicable Laws. Each of the Insurance Policies is valid and binding and in full force and effect. All premiums due thereunder have been paid when due, and the Company has not received any notice of cancellation or termination or intent to cancel any Insurance Policy. The Insurance Policies will not terminate or lapse by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company is not in default with respect to any provision contained in any Insurance Policy and has not failed to give any notice or present any applicable claim under any insurance policy in due and timely fashion. To the Sellers’ Knowledge, the Company has complied in all material respects with all requirements to purchase insurance under any Contract or law applicable to the Company. None of the insurance carriers have provided notice to the Company (i) of an intention to cancel any such policy or to materially increase any insurance premiums (including workers’ compensation premiums), or (ii) that any insurance required to be listed on Schedule 3.13 will not be available in the future on substantially the same terms as currently in effect.
Section 3.14Environmental Compliance.
(a)Except as set forth in Schedule 3.14(a), to the Sellers’ Knowledge, the Company is, and for the five (5) years prior to the date hereof has been at all times, in compliance in all material respects with all Environmental Laws applicable to its operations.
(b)Except as set forth in Schedule 3.14(b), to the Sellers’ Knowledge, the Company has not received in the five (5) years prior to the date hereof a written notice or other communication from any Governmental Body regarding any actual or alleged violation of or liability or investigatory, corrective or remedial obligation under Environmental Laws.
(c)Except as set forth in Schedule 3.14(c), (i) neither the Company nor any Affiliate of the Company has at any time Released, nor to the Sellers’ Knowledge has it at any time allowed or arranged for any third party to Release, Hazardous Substances to, at or upon: (a) any location other than a site lawfully permitted to receive such Hazardous Substances; (b) any parcel of real property owned, used or leased at any time, including without limitation the Real Property, by the Company, except in compliance with applicable Environmental Laws; or (c) any site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liabilities Act of 1980, as amended (CERCLA) or any similar state or other Law, has been placed on the National Priorities List or its equivalent under any state or other Law, or as to which the Environmental Protection Agency or any relevant state agency or other Governmental Body has notified the Company (or any Affiliate of the Company) that it has proposed or is

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proposing to place on the National Priorities List or such equivalent; and (ii) there has not occurred while occupied by the Company, nor is there presently occurring, a Release, or, to the Knowledge of the Sellers, any threatened Release of any Hazardous Substance on, into or directly beneath the surface of any Real Property. Schedule 3.14(c) also sets forth the Hazardous Substances presently used on the Real Property.
(d)To the Sellers’ Knowledge, the Company has obtained and is in compliance with all permits, licenses and authorizations required under Environmental Laws for the operation of the Business as presently conducted, including all environmental, health and safety governmental permits necessary for the Company’s operation of the Real Property as is presently conducted.
(e)The Company has delivered or made available to the Buyer true and complete copies of all environmental reports, studies, analyses, tests, audits, assessments or monitoring undertaken by the Company (but not those with respect to any of Company’s clients or customers prepared by Company in the ordinary course of business), or its agents or representatives, relating to or affecting the Real Property, the Business or the Company.
Section 3.15Permits; Compliance with Laws
.
(a)To the Sellers’ Knowledge, the Company holds and is in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations and authorizations required by it under all applicable Laws and regulations in connection with the conduct of the Business as presently conducted (collectively, “Permits”), except for those Permits the failure of which to hold could not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Company’s ability to conduct the Business as presently conducted. Schedule 3.15(a) sets forth all material Permits held by the Company. No loss or expiration of any such Permit is pending or, to the Knowledge of the Sellers, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.
(b)To the Sellers’ Knowledge, the Company is, and for the five (5) years prior to the date hereof has been, in compliance with all applicable Laws, including all applicable export-control, trade and economic sanctions Laws, the U.S. State Department’s International Traffic in Arms Regulations, U.S. Commerce Department’s Export Administration Regulations, and Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, except for any noncompliance which could not, individually or in the aggregate, reasonably be expected to adversely affect the Company’s ability to conduct the Business as presently conducted. The Company has not, in the five (5) years preceding the date hereof, received any written notice from any Governmental Body alleging that the Company is in violation of any Law or regulation applicable to the conduct of the Business. No product sold or service provided by the Company during the last five (5) years has been sold directly or, to the Sellers’ Knowledge, indirectly by the Company to, or performed directly or, to the Sellers’ Knowledge, indirectly by the Company on behalf of, Cuba, Iran, Sudan, Syria or North Korea.
(c)To the Sellers’ Knowledge, neither the Company nor any director, officer, employee or other Person acting on behalf of the Company, (i) has engaged, directly or

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indirectly, in any violation of the Foreign Corrupt Practices Act, or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”), or any anti-boycott, anti-terrorism, or arms-control Laws or sanctions programs, or (ii) has ever been the subject of any bribery, money laundering or anti-kick-back proceeding by any Governmental Body. The Company has not conducted business with any restricted party identified in writing by the U.S. government as a Person with whom or with which conducting business would constitute a violation by the Company of U.S. Law. Without limiting the foregoing, (1) neither the Company nor any of its directors, officers, employees or other Persons acting on its behalf, has, directly or indirectly, taken any action, or failed to act, in a manner that would be a violation of any Anti-Corruption Laws; and (2) none of the officers, directors, or employees of the Company are Government Officials. Except as set forth on Schedule 3.15(c), during the last five (5) years, the Company has not performed any service or sold any product to customers in Iraq, Kuwait, Lebanon, Libya, Qatar, Russia, Saudi Arabia, Sudan, Syria, United Arab Emirates, or the Republic of Yemen.
Section 3.16Broker Fees
. Neither the Company, nor any Person acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or similar intermediary for or on account of the transactions contemplated by this Agreement.
Section 3.17Labor and Employment Matters.
(a)To the Sellers’ Knowledge, except as set forth on Schedule 3.17(a), the Company is, and for the two (2) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws and regulations respecting employment and employment practices, including provisions relating to overtime pay, wages and hours, equal opportunity, collective bargaining, nondiscrimination, harassment, immigration, occupational health and safety, and the payment of social security and other payroll Taxes. Except as described in Schedule 3.17(a) hereto, the Company has not instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees since January 1, 2019, and no such freezes or temporary salary adjustments instituted prior to January 1, 2019 are currently in effect. To the Knowledge of the Sellers, there are no organizing activities or collective bargaining arrangements that could affect the Company pending or under discussion with any labor organization or group of employees of the Company, and to the Knowledge of the Sellers no such activities have occurred in the five (5) years preceding the date hereof. In the five (5) years preceding the date hereof, there has not been any labor strike, slowdown or work stoppage by any employees of the Company. There are no pending or, to the Knowledge of the Sellers, threatened charges of unfair labor practices, employment discrimination or other wrongful action before any Governmental Body with respect to any aspect of employment of any person by the Company employed or formerly employed by the Company. Except as set forth on Schedule 3.17(a), the Company has not received, within the past five (5) years, any written notification of any grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. The Company has not received written notice of pending or threatened changes of employment status with respect to (including resignation of) the current senior management or key supervisory personnel of the Company. Except as set forth in Schedule 3.17, the Company has not classified an individual as an “independent contractor” or

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of similar status who, according to a Plan or Contract or applicable Law, should have been classified as an employee or of similar status. The Company has no “leased employees” within the meaning of Section 414(n) of the Code.
(b)The Company has delivered to Buyer a complete and accurate list of the following information for each employee, director, officer or manager of the Company, including each employee on leave of absence or layoff status: name; job title (including whether full or part time); current compensation paid or payable and any change in compensation since January 1, 2019; immigration status; a description of the fringe benefits provided to such employee as of the Effective Date and the date of this Agreement; tenure with the Company; and service credited for purposes of vesting and eligibility to participate under the Plans.
(c)No director or officer of the Company and, to the Knowledge of the Sellers, no other Company employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee, director or officer and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, director or officer of the Company, or (ii) the ability of the Company to conduct its Business.
(d)Except as set forth on Schedule 3.17(d), all employees of the Company are employed by the Company on an “at will” basis.
(e)Except as set forth in Schedule 3.17(e), as of the Closing Date, all compensation, including wages, commissions and employment taxes, social security payments and similar governmental payments, payable to (or for the benefit of) employees, independent contractors or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.
(f)Schedule 3.17(f) sets forth all consulting arrangements between the Company and any Person. The Company is in compliance in all material respects with all laws applicable to such consulting arrangements.
(g)Except as set forth on Schedule 3.17(g), each employee of the Company is properly classified with respect to eligibility for minimum wage and overtime under the FLSA and similar applicable state laws. To the Sellers’ Knowledge, all employees of the Company who reside and/or work in the United States are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws, rules and regulations relating to immigration and naturalization, including but not limited to, the Immigration Act of 1997, as amended, and the Labor Condition Application requirements and regulations of the U.S. Department of Labor. Except as set forth on Schedule 3.17(g), no action, suit, proceeding, hearing, charge, complaint or claim has been filed or commenced against the Company or, to the Sellers’ Knowledge, threatened, by or on behalf of any employees, that (a) alleges any failure so to comply or (b) seeks removal, exclusion or other restrictions on (i) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (ii) the Company’s continued ability to sponsor employees for immigration benefits and, to the Sellers’ Knowledge, there is no reasonable basis for any of the foregoing. To the Sellers’ Knowledge, there is no

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reasonable basis to believe that any employee will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws, rules and regulations. The Company and its personnel maintain all security clearances which are necessary for the Company’s operation of the Business.
Section 3.18Related Party Transactions
.
(a)Except as set forth on the attached Schedule 3.18(a), no Related Party (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business, or (ii) owns, of record or as a beneficial owner, an equity interest or any other financial interest in a Person that has business dealings or a material financial interest in any transaction with the Company.
(b)Except as set forth on the attached Schedule 3.18(b), the Company is not indebted, directly or indirectly, to any Related Party in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses or obligations owed under Company employee benefit plans, nor is any Related Party indebted to the Company, except for advances made to employees of the Company in the ordinary course of business for reimbursable business expenses anticipated to be incurred by such obligor.
(c)Effective as of the Closing Date, all Contracts with Related Parties, other than the Employment Agreements and those Contracts set forth on Schedule 3.18(c), if any, will be terminated and the Company will be fully released of all of its obligations under such Contracts, without any additional cost, obligation, liability or loss to the Company. The Company has delivered or made available to the Buyer written evidence of such terminations and releases.
Section 3.19Customers and Suppliers
.
(a)Except as limited by confidentiality commitments under applicable law, Schedule 3.19(a) sets forth a list of the ten (10) largest customers of the Company for the years ended December 31, 2021 and 2022 and the nine months ended September 30, 2023 (collectively, the “Major Customers”) showing the total sales made by the Company to each such Major Customer during each such period. To the Knowledge of the Sellers, no Major Customer has notified the Company or threatened to materially decrease or limit its purchase of products or receipt of services from the Company. Since December 31, 2021, other than as disclosed on Schedule 3.19(a), no termination, cancellation or material limitation of, or any material modification or change in, the business relationship with the Company has occurred or, to the Knowledge of the Sellers, has been threatened by any Major Customer. Except as set forth on Schedule 3.19(a), the Company has not received any pre-payments, advances or advanced payments from any Major Customer. Except as set forth on Schedule 3.19(a), no Major Customer has a right to receive any rebate, allowance, cash incentive payment or other back-end payment or to receive any discount for early payment. Schedule 3.19(a) sets forth a true, correct and complete list of all material customer complaints received in writing or otherwise documented by the Company (or any Affiliate of the Company or the Sellers with respect to the Business) during each of the 2021 and 2022 fiscal years and during fiscal year 2023 to date, including, the date such complaint was received by the Company, the customer name, a

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description of the complaint including the date of the complaint and a description of the resolution of each complaint.
(b)Schedule 3.19(b) sets forth a list of the ten (10) largest suppliers (of goods, services, equipment or otherwise) of the Company for the years ended December 31, 2021 and 2022 and the nine months ended September 30, 2023 (collectively, the “Major Suppliers”) showing the total purchases made by the Company from each such Major Supplier during each such period. To the Sellers’ Knowledge, no Major Supplier has threatened to materially decrease or limit its sale of assets to the Company. Since December 31, 2021, other than as disclosed on Schedule 3.19(b), no termination, cancellation or material limitation of, or any material modification or change in, the business relationship with the Company has occurred or, to the Knowledge of the Sellers, has been threatened by any Major Supplier. Schedule 3.19(b) sets forth a true, correct and complete list of all material complaints from Major Suppliers received in writing or otherwise documented by the Company (or Sellers or any Affiliate thereof) during each of the 2020, 2021, and 2022 fiscal years and during fiscal year 2023 to date.
Section 3.20Inventories
. The Company has delivered, or made available, to Buyer a true, correct and complete list of all Inventories of the Company as September 30, 2023.
Section 3.21Computer System. All computer hardware and software and related materials used by the Company, including all such computer hardware, software and related materials (herein collectively referred to as the “Computer System”) are owned or licensed by the Company (and not any other Affiliate thereof) and are in good working order and condition, subject to normal wear and tear and, in the case of software, with no assurance of being error or virus free. The Computer System has the performance capabilities, processing capacity, resources, characteristics and functions necessary to the conduct of the business and operations of the Company. To the Sellers’ Knowledge, the use of the Computer System by the Company (including any software modifications) has not violated or infringed upon the rights of any third parties. The Company uses commercially reasonable efforts to maintain Computer System back-up and recovery capabilities to help ensure that a system problem does not impact customer facing capabilities or revenue streams. The Company uses commercially reasonable efforts to maintain Computer System and network security controls that help safeguard such Computer System against the risk of business disruption arising from virus attacks, unauthorized activities of any employee or contractor of the Company, hackers or any other Person.
Section 3.22Absence of Certain Business Practices. To the Sellers’ Knowledge, neither the Company nor any Affiliate or agent of any of the Company, or any other Person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which is unethical, not at arms-length or in violation of law applicable to the Company.

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Section 3.23Names. All names under which (i) the Company does business, and has during the past five (5) years done business, and (ii) the Business operates, and has during the past five (5) years operated, are specified on Schedule 3.23.
Section 3.24List of Accounts. Schedule 3.24 contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.
Section 3.25Schedules. Disclosure of any fact or item in any paragraph or section of the Schedules shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears, but only to the extent that it is reasonably apparent on its face that such fact or item applies to such other paragraph or section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers (jointly and severally) hereby represent and warrant to the Buyer as of the Effective Date and the date of this Agreement as follows:

Section 4.01Authority. Each Seller has all requisite legal capacity, power and authority to execute and deliver this Agreement and to perform such Seller’s obligations hereunder.
Section 4.02Binding Obligations. This Agreement and the Other Transaction Documents to which each Seller is a party have been duly executed and delivered by such Seller and constitute valid and binding agreements of such Seller, enforceable in accordance with their respective terms, except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and except to the extent that rights to indemnification or contribution may be prohibited by public policy or Federal securities laws.
Section 4.03Purchased Shares. Each Seller has full right, power and authority to sell, transfer, assign and deliver the Purchased Shares. The Sellers are the sole registered and beneficial owners of the Purchased Shares and have good and valid title to such Purchased Shares, free and clear of all Liens (other than restrictions on transfer imposed by the Securities Act or state securities laws). Neither Seller is a party to any voting trust agreement or other contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to voting, dividend or other rights with respect to the Purchased Shares.
Section 4.04No Contravention. The execution, delivery and performance by each Seller of this Agreement and the Other Transaction Documents to which such Seller is a party, the consummation by such Seller of the transactions contemplated hereby and thereby to be performed by such Seller and the compliance with the provisions hereof and thereof by such Seller do not (a) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party or Governmental Body, under the provisions of any agreement or other instrument to which such Seller is a party or by

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which the property of such Seller is bound or affected, or (b) violate any laws, regulations, orders or judgments applicable to such Seller.

Section 4.05No Claims. There is no claim pending or, to the Knowledge of the Sellers, threatened against either Seller, or any Seller’s properties or assets, that if adversely determined, individually or in the aggregate, could reasonably be expected to materially impair such Seller’s ability to consummate the transactions contemplated by this Agreement.
Section 4.06Brokers or Finders. The Sellers have not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 5.01Organization and Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, with full right, power and authority to enter into and perform and do all things contemplated under this Agreement and the Other Transaction Documents to which it is a party necessary to give effect to the provisions of this Agreement and such Other Transaction Documents.
Section 5.02Authorization and Binding Obligations. The execution, delivery and performance by the Buyer of this Agreement and the Other Transaction Documents to which the Buyer is a party have been duly and validly authorized by all necessary action, including approval of the entire transaction by the requisite vote of the Board of Directors of the Buyer. This Agreement and the Other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer, as the case may be, and constitute valid and binding agreements of the Buyer, enforceable in accordance with their respective terms, except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and except to the extent that rights to indemnification or contribution may be prohibited by public policy or Federal securities laws.
Section 5.03No Contravention. The execution, delivery and performance of this Agreement and the Other Transaction Documents to which the Buyer is a party, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by the Buyer do not (a) violate any provision of the Articles of Incorporation or bylaws of the Buyer, (b) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party or Government Body, under the provisions of any agreement or other instrument to which the Buyer is a party or by which the property of the Buyer is bound or affected that has not been obtained, or (c) violate any Laws, regulations, orders or judgments applicable to the Buyer.
Section 5.04Securities Act Matters. The Buyer is purchasing the Purchased Shares for its own account, for investment only and not with a view to, or any present intention of, effecting

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a distribution of such Purchased Shares or any part thereof. The Buyer acknowledges that the Purchased Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available. The Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act. The Buyer (i) is offering to purchase and purchasing the Purchased Shares after having made an investigation of the business, finances and prospects of the Company, (ii) has been furnished information and materials relating to the business, finances and operation of the Company in response to its inquiries; (iii) has been given an opportunity to make any further inquiries desired of the Seller, management and any other personnel of the Company and has received responses to such inquiries that it deems satisfactory, and (iv) understands that it must bear the economic risk of the investment represented by the purchase of the Purchased Shares for an indefinite period.

Section 5.05Brokers or Finders. The Buyer has not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby.
Section 5.06Wholly-Owned Subsidiary. The Buyer is a wholly-owned subsidiary of Parent.
ARTICLE VI
COVENANTS OF THE PARTIES
Section 6.01Release. Effective as of the Closing Date, each Seller, for himself or herself, as applicable, and for such Seller’s heirs, successors and assigns, does hereby release and forever discharge the Company and its successors of and from any and all claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at law and in equity, relating to any matter, claim or right, whether presently known or unknown, which any of them now have, ever had or may have against such released parties arising from or relating to any facts or events occurring at or prior to the Closing Date; provided, however, that such release and discharge under this Section 6.01 (a) shall not apply to, affect or diminish the rights of such Seller under this Agreement or under any of the Other Transaction Documents, (b) shall not release or discharge the obligations of the Buyer or the Company under this Agreement or under any of the Other Transaction Documents, as applicable, (c) shall not release or discharge any employee compensation or benefits accruing in the ordinary course, (d) shall not release or diminish any rights of such Seller to indemnification by the Company under applicable law or the Company’s Organizational Documents associated with such Seller’s service as an employee, officer or director of the any Company, or (e) shall not release or diminish any claim or action to enforce the Seller’s rights regarding items (a) through (d) of this Section 6.01.
Section 6.02Confidentiality. As of the Effective Date and at all times after the Closing Date, each Seller hereby agrees to retain in confidence, and not use for his or her, as applicable, benefit or the benefit of others, all confidential and proprietary information of the Company, including without limitation, (a) customer and supplier information, including lists of names and addresses of customers of the Company, (b) business plans and strategies, compensation plans,

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compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (c) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company, (d) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Company’s information systems, software and other intellectual property, (e) information identified as confidential or proprietary in internal documents of the Company, and (f) all information that is or would be a trade secret or other proprietary intellectual property of the Company (the “Confidential Information”), and hereby agrees to not disclose such Confidential Information to anyone other than the other parties hereto, except with the express written consent of Buyer, except as required by applicable law or except in connection with disputes over the terms of, or to enforce such party’s rights with respect to the Company or rights under this Agreement or any Other Transaction Document; provided, however, that the Sellers may disclose relevant Confidential Information to such party’s attorney, accountant or other representative, so long as such party advises that such information shall be kept confidential, such party hereby agreeing to be responsible for any breach of this covenant by such attorney, accountant or other representative; and provided further that the term “Confidential Information” shall not include any information which (a) becomes publicly known through no wrongful act of any party as a result of being readily ascertainable from public or published information, or trade sources, or (b) is received from a third party not under an obligation to keep such information confidential. Each Seller acknowledges that the success of the Company after the Effective Date depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the parties, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.02.

Section 6.03Non-Competition; Non-Solicitation; Standstill.
(a)In furtherance of the sale of the Company to the Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value of the business so sold, each Seller covenants and agrees that beginning on the Closing until five (5) years from and after the Closing Date (such period, the “Restricted Period”), such Seller shall not, (1) , other than pursuant to this Section 6.03(a), directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, employee, consultant, joint venturer, investor, licensor, lender or in any other capacity, alone, or in association with any other person, engage anywhere in the world where the Business has been conducted (the “Territory”) in any activity competitive with the Business as conducted on November 2, 2023 (“Competitive Activity”), whereby a “Competitive Activity” shall be deemed to include the management, maintenance and operation of water and wastewater treatment facilities; (2) be employed by or serve as an employee, agent, lender, investor, holder of equity or debt securities, representative, officer, director of, or as an advisor or consultant to, any Person which engages, plans to engage or is considering engaging in any Competitive Activity within the Territory, or (3) utilize his or her special knowledge of the Business and his or her relationships with customers, suppliers and others, or assist any other Person, to compete with, prevent the Company from obtaining, or divert business away from the Company in any facet of the Business as conducted November 2, 2023.

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(i)If any Seller (such Seller, the “Competing Seller”) shall propose to engage in any activity/opportunity that would constitute a Competitive Activity prohibited by Section 6.03(a)(1), such Competing Seller shall first notify the Company of the proposed activity/opportunity.  Such notification shall be made by a written notice (the “Notice of Proposed Activity”) delivered to the Company, setting forth the material facts regarding the activity/opportunity in sufficient specificity to identify the activity/opportunity and to allow the Company to evaluate the activity/opportunity to determine whether to pursue the activity/opportunity itself.  If the Company does not notify the Competing Seller of the Company’s decision to pursue the activity/opportunity identified in the Notice of Proposed Activity within ten (10) Business Days after the Company shall have received the Notice of Proposed Activity, then the Competing Seller shall have the right, following expiration of such tenth (10th) Business Day after the Company shall have received the Notice of Proposed Activity, to engage in the activity/opportunity identified in the Notice of Proposed Activity without penalty or causing a breach of this Agreement.
(ii)The covenants in this Section 6.03(a) shall not (i) be breached as a result of the beneficial ownership by the Sellers of (A) less than one percent (1%) of any class of publicly traded equity or debt securities of a Person engaged in any Competitive Activity, provided that the Sellers do not control such Person, or (B) any passive investment in any Person who, after the date of acquisition of such interest, commences any Competitive Activity, provided that neither Sellers nor any of their Affiliates or family (including spouses, children, spouses of children and grandchildren)), individually or collectively beneficially own more than five percent (5%) of such Person and no designee of the Sellers serves as a director or officer, or in any similar capacity, of such Person, or (ii) be breached by virtue of such Seller’s employment with the Company or any subsidiary of the Company or continued ownership of equity in the Company.
(b)Without the prior consent of Buyer and other than on behalf of the Company or any subsidiary of the Company, each Seller agrees that such Seller shall not, for a period of five (5) years from the Closing Date, directly or indirectly, for himself or herself, as applicable, or for any other Person, (i) call on or solicit any of the employees of the Company or its Affiliates (or any Person who had been such an employee in the preceding six (6) months) for purposes of entering into employment, consulting or other business arrangements with such Persons in a manner that would induce such Person to modify, limit, or terminate such Person’s relationship with the Company or its Affiliates or for any Competitive Activity, (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company for the purposes of engaging in any Competitive Activity, nor shall the Sellers make known the names and addresses of such customers or clients or any information relating in any manner to the Sellers’ trade or business relationships with such customers or clients as they directly pertain to the Business, (iii) hire any Person who was employed or engaged as a consultant by the Company in the preceding six (6) months prior to the Closing Date. Section 6.03(b)(iii) shall not restrict such Seller during the Restricted Period from engaging professionals that have provided accounting, tax or legal advice to the Company.
(c)The restrictive covenants set forth in this Section 6.03 (the “Restrictive Covenants”) have been separately bargained for to protect the business, including goodwill, being retained by the Company and to ensure that the Company shall continue to have the full benefit of the value thereof. Each Seller recognizes and acknowledges that the business and

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markets of the Company are international in scope, and that the Buyer is investing substantial sums in purchasing the Purchased Shares and in consideration for the Restrictive Covenants, that such covenants and the territory, time limitation and scope of restrictions set forth in this Section 6.03 are necessary in order to protect and maintain the legitimate business interests of the Company and are reasonable in all respects, and that the Buyer would not consummate the transactions contemplated hereby but for such agreements. Each Seller agrees that any reduction to the territory, time limitation or scope of restrictions set forth herein would seriously undermine the efficacy of this Section 6.03 and the protections that it is intended to provide. Each Seller acknowledges and agrees that the covenants contained in this Section 6.03 are essential elements of this Agreement and that, but for these covenants Buyer would not have agreed to purchase the Company. Each Seller further expressly agrees and acknowledges that (a) the confidentiality, non-solicitation and non-competition covenants contained in this Section 6.03 (i) are supported by adequate consideration as a result of the benefit received by the through the sale of the Purchased Shares, (ii) are necessary for the protection of the Buyer’s legitimate business interests, including the Company’s trade secrets, goodwill and relationships with customers and suppliers and (iii) are not unduly restrictive of any rights of such Seller, and (b) in entering into and negotiating this Agreement and the terms hereof, there has been no disparity in bargaining power between the parties and the Sellers has been represented by counsel and fully understands the terms hereof.
(d)If a Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.03, the Buyer shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without having to prove actual damages or post a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy.
(e)In addition to the remedies the Company may seek and obtain pursuant to Section 6.03(d) hereof, the Restricted Period for the Sellers shall be extended by any and all periods during which the Sellers shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over him or her, as applicable, to have been in violation of the Restrictive Covenants.
(f)Whenever possible, each provision of this Section 6.03 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 6.03 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 6.03. If any provision of this Section 6.03 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 6.03 but shall be confined in its operation to the provision of this Section 6.03 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 6.03 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable Law.

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Section 6.04Tax Matters
.
(a)The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body.
Section 6.05Employee Transition Matters
. The Buyer agrees to, or will cause the Company to, continue to employ after Closing, all of the employees of the Company employed immediately prior to the Effective Date (such employees are collectively referred to as “Transitioned Employees”). Subject to the Employment Agreements, each such Transitioned Employee shall be employed after the Closing at the same salary levels and vacation time-off received by the Transitioned Employee immediately prior to the Effective Date. Notwithstanding the above in this Section 6.05, but subject, however, to the Employment Agreements with the applicable Seller, nothing in this Agreement limits the rights of the Company to terminate the employment of any Transitioned Employee at any time after Closing or to eliminate or change the conditions of employment of a Transitioned Employee at any time after the one-year anniversary of the Effective Date, including the amendment or termination of any benefit plans, for any reason that the Company may, in its sole discretion, unilaterally determine and implement. Subject to the terms of the Employment Agreements with the applicable Seller, nothing in this Section 6.05 creates or is intended to create any rights in third parties or third party beneficiaries, including, without limitation, any rights to be employed or respecting the terms, conditions and duration of employment.
Section 6.06Independent Investigation. The Buyer has completed its independent investigation of the Company and has informed the Sellers in writing of all items that Buyer has identified which may conflict with or are not in compliance with the representations and warranties of the Sellers and the Company in this Agreement. Buyer confirms that the Sellers have made available to Buyer and its representatives the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as Buyer has requested, and all such information has been received.
ARTICLE VII
INDEMNIFICATION
Section 7.01Survival. All representations, warranties and covenants or other agreements made by the parties herein (and in any closing certificate delivered pursuant hereto) shall survive the Closing and continue in full force and effect until the date that is 18 months from the Closing Date, except (i) for the representations and warranties set forth in Section 3.01(a) (Valid Corporate Existence and Authorization), Section 3.04 (Capitalization), Section 3.08 (Tax Matters), Section

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3.16 (Broker Fees), Section 4.01 (Authority), Section 4.03 (Purchased Shares), Section 4.06 (Brokers or Finders), Section 5.01 (Organization and Standing), Section 5.02 (Authorization and Binding Obligations), Section 5.03 (No Contravention) and Section 5.05 (Brokers or Finders) (the “Fundamental Representations”), which shall survive until the latter of (a) the expiration of the applicable statutes of limitations and (b) 36 months from the Closing Date, and (ii) as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim). Any claims or matters made or brought with respect to such representations, warranties and covenants and other agreements (including any closing certificate delivered pursuant hereto) after the expiration of such provision as set forth above in this Section 7.01 shall be deemed barred under this ARTICLE VII.

Section 7.02Indemnification by the Sellers. Subject to the other terms of this ARTICLE VII, after Closing, each Seller, jointly and severally, hereby agrees to indemnify and hold harmless the Buyer and the Parent, and each of their Affiliates, and each of the directors, officers and employees the foregoing (hereinafter the “Buyer Indemnified Persons”) from and against any and all losses, costs, damages, penalties, fines, liabilities and expenses (including without limitation all reasonable legal or other professional fees and expenses) arising from claims, demands, causes of action, injunctions, judgments, orders or rulings (collectively, “Damages”) incurred or sustained by the Buyer Indemnified Persons as a result of:
(a)any breach of any representation or warranty contained in ARTICLE V or ARTICLE IV herein or in any closing certificate delivered by the Sellers regarding ARTICLE V or ARTICLE IV, or
(b)any breach by such Seller of an Other Transaction Document to which such Seller is a party, or
(c)any breach by either Seller of a covenant or agreement of such Seller under this Agreement.
Section 7.03Indemnification by the Buyer
. After Closing, the Buyer hereby agrees to indemnify and hold harmless the Sellers from and against any and all Damages incurred or sustained by the Sellers as a result of:
(a)any breach of any representation or warranty by the Buyer contained herein, in any Other Transaction Document to which the Buyer is a party or in any certificate delivered by the Buyer hereunder or thereunder; or
(b)a breach by the Buyer of any covenant or other agreement contained herein or in any Other Transaction Document to which or the Buyer is a party.
Section 7.04Limitations on Indemnification
.
(a)The obligations of the Sellers pursuant to the provisions of Section 7.02 are subject to the following additional limitations:

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(i)The Sellers shall not be liable to the Buyer Indemnified Persons under Section 7.02(a) until, and only to the extent, Damages incurred or sustained by the Buyer Indemnified Persons regarding the matters covered by such Section 7.02(a) exceed an amount equal to $20,000 in the aggregate (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Damages from the first dollar, provided that the Basket shall not apply to Fundamental Representations or for any claims arising from fraud;
(ii)the aggregate liability of the Sellers under Section 7.02(a) shall be limited to an aggregate amount equal to seventy-five percent (75%) of the Purchase Price (the “Cap”), except that the Cap shall be increased to an aggregate amount equal to one hundred percent (100%) of the Purchase Price to the extent of Damages by a Seller breach of Fundamental Representations, and except further that the Cap shall not apply to limit the extent of Damages for any claims arising from fraud.
(b)From and after the Closing, each Seller shall not have, and hereby releases, any right of contribution, indemnification or other recourse against the Company under applicable law, the Organizational Documents of the Company or any other agreement with respect to any valid claim for indemnification hereunder by the Buyer Indemnified Persons where the matter at issue is such Seller’s liability under this ARTICLE VII.
Section 7.05Procedure for Indemnification
. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Persons under Section 7.02 or by the Sellers under Section 7.03 (an “Indemnity Claim”) is set forth below:
(a)A Person that may be entitled to indemnification pursuant to Section 7.02 or Section 7.03 (the “Indemnified Party”) shall promptly give written notice (a “Notice of Claim”) to the party liable for such indemnification (the “Indemnifying Party”). A Notice of Claim shall set forth (A) a description, in reasonable detail, of the facts and circumstances with respect to the subject matter of such Indemnity Claim or potential Indemnity Claim, and (B) the anticipated total amount of the Indemnity Claim (including any costs or expenses which have been or may be reasonably incurred in connection therewith). The Indemnified Party’s failure to give prompt notice shall not constitute a defense (in whole or in part) to any Indemnity Claim by the Indemnified Party against the Indemnifying Party, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnifying Party to defend against or reduce its liability.
(b)If the Indemnifying Party shall reject any Damages as to which a Notice of Claim is sent by the Indemnified Party, the Indemnifying Party shall give written notice of such rejection to the Indemnified Party within thirty (30) days after the date of receipt of the Notice of Claim. If no rejection is provided by the Indemnifying Party within such thirty (30) day period, the Indemnifying Party shall pay to the Indemnified Party within thirty (30) days the Damages set forth in such Notice of Claim.
(c)If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against the Indemnified Party with respect to which the Indemnifying Party is obligated to provide

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indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice, but in any event not later than thirty (30) days after receipt of the notice of the Third Party Claim. The failure to give prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice. The notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall forthwith have the option to assume the Good Faith Defense (as defined below) of such Third Party Claim at its own expense, provided, that the Indemnified Party may retain its own counsel at the Indemnified Party’s expense. The Indemnified Party may elect at any time to assume the defense of the Third Party Claim upon written notice to the Indemnifying Party, which assumption shall be at the expense of the Indemnified Party unless the Indemnifying Party has not assumed the Good Faith Defense, and the Indemnified Party may settle or compromise such defense with the consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed. By virtue of the Indemnifying Party’s assumption of the Good Faith Defense of a Third Party Claim, the parties shall be deemed to have agreed as follows: (x) all claims made pursuant to such Third Party Claim are completely within the scope of and subject to indemnification and will be the sole and exclusive liability and responsibility of the Indemnifying Party subject to the limits and terms of this ARTICLE VII; (y) no compromise or settlement of such claims or action may be effected by the Indemnifying Party without the Indemnified Party’s consent which consent shall not be unreasonably withheld or delayed; and (z) the Indemnified Party will have no liability or adverse consequence with respect to any compromise or settlement of such claims or action effected without the Indemnified Party’s consent which consent shall not be unreasonably withheld or delayed. For purposes hereof, “Good Faith Defense” means legal defense conducted by reputable counsel of good standing, which consent shall not be unreasonably withheld or delayed. If a Good Faith Defense is not commenced within thirty (30) Business Days following receipt of notice of the Third Party Claim from the Indemnified Party (or such shorter period, if any, during which a defense must be commenced in order for the defendant to preserve its rights), the Indemnifying Party shall be deemed to have waived its option to assume the Good Faith Defense with respect thereto. The parties shall provide such cooperation and such access to their books, records and properties as any party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in all reasonable respects in order to help ensure the proper and adequate defense thereof and in furtherance of seeking a mutually acceptable solution. With regard to Third Party Claims for which indemnification is due and owing hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (a) the entry of a judgment of a court of competent jurisdiction against the Indemnified Party and the expiration of any applicable appeal period; (b) the entry of an nonappealable judgment of a court of competent jurisdiction against the Indemnified Party; or (c) a settlement of the Third Party Claim with the mutual written consent of Buyer and the Sellers.
(d)Notwithstanding anything contained herein to the contrary, for purposes of determining the amount of any Damages that are the subject matter of an indemnification obligation under this ARTICLE VII (but not for purposes of determining whether a qualifying breach shall have occurred under Section 7.02 or Section 7.03), each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard

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and without giving effect to any Materiality Qualifier contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation or warranty). As used in this paragraph (d), “Materiality Qualifier” means any reference or qualification to a set of facts using the term “material,” “in all material respects,” “material adverse effect” or any similar phrase.
Section 7.06Tax Treatment of Indemnification Payments
. The Sellers and the Buyer agree to treat any payment made pursuant to this ARTICLE VII as an adjustment to the Purchase Price for U.S. federal, state and local income Tax purposes.
Section 7.07Additional General Limitations. Except to the extent that Damages arise in a Third Party Claim for which indemnification is due, the Indemnified Party shall not seek, nor be entitled to, consequential, punitive, exemplary or special damages (including damages for any lost profits) in any claim for indemnification or recovery pursuant to this ARTICLE VII. Any claim for Damages payable under this ARTICLE VII shall be (i) net of any insurance proceeds actually received by such Indemnified Party with respect to such Damages (after deducting the amounts of policy deductibles, self-insured retentions and any out of pocket costs and expenses incurred in connection with the recovery of such proceeds), and (ii) calculated on an “After-Tax Basis”, which shall mean, with respect to the event giving rise to such Damages (the “Indemnified Event”), Damages shall be determined after taking into account, to the extent not previously taken into account in computing the amount of the such Damages, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party for all affected taxable years and periods as a result of the Indemnified Event. All calculations regarding such reductions shall be made at the time of the relevant indemnification payment using reasonable assumptions and present value concepts as reasonably agreed to by Buyer and Sellers. In addition, Sellers shall have no liability or obligation under this ARTICLE VII for any Damages from any claim or matter for which the Effective Date Working Capital reflects an accrual or other applicable adjustment.
Section 7.08Exclusive Remedy. Except with respect to any equitable remedy to which the Buyer Indemnified Persons shall be entitled for a breach by a Seller of any of Section 6.02 or Section 6.03 hereof and except with respect to the Other Transaction Documents, the remedies and causes of action provided in this ARTICLE VII shall be the exclusive remedies and causes of action of the parties hereto after the Closing in connection with the terms of, and the transactions contemplated by, this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein or in any closing certificate delivered pursuant hereto; and, to the extent allowed by applicable law, each indemnified party does hereby waive any and all such other statutory, common law and contractual rights and remedies with respect to the subject matter of this Agreement.
Section 7.09Knowledge and Insurance. The right of an Indemnified Party to indemnification pursuant to this ARTICLE VII will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by such Indemnified Party, at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of any representation or warranty, performance of or compliance with any covenant or agreement referred to herein, so long as such Indemnified Party has complied with all requirements

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hereunder to provide notice of any such knowledge under Section 6.06. Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, in no event shall Sellers have any obligation hereunder or otherwise, to indemnify and hold Buyer harmless from and against any Damages suffered or incurred directly or indirectly, as a result of or arising from any breach of any representation or warranty of the Sellers under this Agreement, or any breach by the Sellers of any of its covenants or other agreements set for in this Agreement, if and to the extent all or any part of such Damages are covered by insurance maintained by Buyer or the Company (and in each such case, the insured under such policy must first make good faith and diligent efforts to promptly claim and recover against the applicable insurer for any such matters).

Section 7.10No Reliance. The Buyer has not relied on the Sellers with respect to any matter in connection with the evaluation of the Company other than the representations and warranties of the Sellers specifically set forth in ARTICLE III and ARTICLE IV hereof and the Schedules thereto, and the Buyer acknowledges that the Sellers are making no representations or warranties, express or implied, of any nature whatever with respect to the Company other than the representations and warranties of specifically set forth in ARTICLE III and ARTICLE IV and the Schedules thereto.
ARTICLE VIII
DEFINITIONS
Section 8.01Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any action, lawsuit, arbitration, government audit, government notice of violation, proceeding, litigation or government investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means (1) any Person, other than an individual, owning directly, or indirectly controlling, at least fifty percent (50%) of the stock entitled to vote for election of directors of the subject Person, (2) any Person, other than an individual, owned or directly controlled by the subject Person through ownership of at least fifty percent (50%) of the stock entitled to vote for election of directors or any other entity actually controlled by the subject Person, or (3) any Person (other than the subject Person) owned or directly controlled by the Person mentioned in (1) above, through ownership of at least fifty percent (50%) of the stock entitled to vote for election of directors.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.15(c).

“Audited Financial Statements” has the meaning set forth in Section 3.05(a).

“Basket” has the meaning set forth in Section 7.04(a)(i).

“Business” means the businesses operated by the Company as of the Effective Date and the Closing Date.

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“Business Day” means any day other than a Saturday, Sunday, or a day on which the Miami branch of the Federal Reserve Bank of Atlanta is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.02.

“Cap” has the meaning set forth in Section 7.04(a)(ii).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Date Purchase Price” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Source Code” has the meaning set forth in Section 3.10.

“Competing Seller” has the meaning set forth in Section 6.03(a)(1).

“Competitive Activity” has the meaning set forth in Section 6.03(a).

“Computer System” has the meaning set forth in Section 3.21.

“Confidential Information” has the meaning set forth in Section 6.02.

“Confidentiality Agreement” has the meaning set forth in Section 2.02(a).

“Contract” means any agreement, contract, lease, deed, license, instrument, note, indenture, obligation, or other legally binding commitment of a Person entered into with a third party, whether written or oral, to which such Person is bound or to which such Person’s assets or properties are subject and any amendments or supplements thereto.

“Current Assets” means the current assets of the Company as of the Effective Date determined in accordance with and based upon GAAP, excluding (i) amounts owed by any Seller and any accrued interest thereon, (ii) equipment and accumulated depreciation, (iii) office and computer equipment and accumulated depreciation, (iv) leasehold improvements and accumulated depreciation, and (vi) building and accumulated depreciation.

“Current Liabilities” means the current liabilities of the Company as of the Effective Date determined in accordance with and based upon GAAP, including accruals for accounts payable and credit card obligations, but excluding estimated transaction expenses.

“Damages” has the meaning set forth in 0.

“Disclosure Schedules” has the meaning set forth in ARTICLE IV.

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“Dollars” means the lawful currency of the United States of America.

“Effective Date” has the meaning set forth in the preamble.

“Effective Date Working Capital” means Current Assets less Current Liabilities, determined as of the close of business on the Effective Date.

“Effective Date Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Employment Agreements” has the meaning set forth in Section 2.02(a).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, restriction, security interest, charge, claim, easement, encroachment, condition, equitable interest, option, right of way, right of first refusal or other similar encumbrance.

“Environmental Laws” means any applicable Law, and any order from any Government Body or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a corporation or other person, firm or entity which, together with the Company, would be deemed to be a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means United States generally accepted accounting principles.

“Good Faith Defense” has the meaning set forth in Section 7.05(a).

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“Governmental Body” means any (a) federal, state, local, municipal, foreign, or other government, or (b) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization or regulatory body, and any court, arbitrator, or other similar governmental or quasi-governmental tribunal).

“Government Official” means any (i) officer or employee of a Governmental Body or instrumentality thereof (including any state-owned or state-controlled enterprise) or of a public international organization, (ii) candidate for political office or official of any political party, (iii) person acting for or on behalf of any Governmental Body or instrumentality thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling, memorandum of understanding or award entered, issued made or rendered by or with any Governmental Body.

“Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is toxic, ignitable, reactive, corrosive, radioactive or caustic (including, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos), or regulated or defined as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant pursuant to Environmental Laws.

“Incorporated Open Source Software” has the meaning set forth in Section 3.10.

“Indebtedness” means, as of any particular time, without duplication (i) the amount of all obligations for borrowed money, (ii) all liabilities evidenced by bonds, debentures, promissory notes, or other similar instruments or debt securities, (iii) all obligations, contingent or otherwise, in respect of any letters of credit or similar instruments (in each case to the extent drawn), (iv) all guarantees of the obligations of another Person with respect to any of the foregoing, (v) all obligations for or assumed as the deferred purchase price of property or services, and all interest thereon and fees and other expenses related thereto excluding open materials commitments (vi) all liabilities related to any unfunded or underfunded employee pension plan within the meaning of Section 3(2) of ERISA, and all interest thereon and fees and other expenses related thereto, and (vii) severance or other amounts payable to any employee terminated at or prior to Closing and all interest thereon and fees and other expenses related thereto; provided, however, Indebtedness shall in no event include any item that is accounted for in the Latest Balance Sheet.

“Indemnified Event” has the meaning set forth in Section 7.07.

“Indemnified Party” has the meaning set forth in Section 7.05(a).

“Indemnifying Party” has the meaning set forth in Section 7.05(a).

“Indemnity Claim” has the meaning set forth in Section 7.05.

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“Independent Accountant” means an accounting firm of national reputation independent from both the Buyer and the Sellers selected by Marcum LLP to resolve any dispute regarding the Effective Date Working Capital Statement under Section 2.04(b)(v).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” means all of the following, including such of the following that is owned by the Company and in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Sellers: (i) domestic and foreign patents, patent applications and patent or invention disclosures; (ii) registered and unregistered trademarks, registered and unregistered service marks, trade dress, trade names, brand names, corporate names, Internet domain names and other identifiers of source or goodwill, together with all goodwill associated with each of the foregoing; (iii) registered and unregistered copyrights; (iv) Software; (v) trade secrets, know-how, quality control, methods, processes and other confidential and proprietary information; (vi) registrations and applications for any of the foregoing; and (vii) and other similar know-how or intangible properties that are used by the Company for ownership, management or operation and the conduct of the Business.

“Inventory” means all goods, merchandise and other personal property owned and held for sale by the Company, and all raw materials, works-in-process, materials and supplies of every nature owned by the Company which contribute to the finished products of the Company in the ordinary course of its business.

“Knowledge” or any similar phrase with respect to the knowledge of the Buyer shall mean the knowledge of any executive officer or director of the Buyer, and an individual shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if: (i) such person is actually aware of such fact, circumstance or matter or (ii) an individual could have obtained such fact, circumstance or matter through a reasonable inquiry concerning the truth or existence of such fact, circumstance or other matter.

“Knowledge of the Sellers” or the “Sellers’ Knowledge” or any similar phrase with respect to the knowledge of the Sellers shall mean the knowledge of any executive officer or director of the Company, including the Sellers, and an individual shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if: (i) such person is actually aware of such fact, circumstance or matter or (ii) an individual could have obtained such fact, circumstance or matter through a reasonable inquiry and was alerted or otherwise had an obligation to make such inquiry concerning the truth or existence of such fact, circumstance or other matter.

“Latest Balance Sheet” has the meaning set forth in Section 3.05(a).

“Law” means any law, rule, regulation, ordinance, judgment, injunction, order, decree, administrative requirement, or other restriction of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.

“Liabilities” has the meaning set forth in Section 3.05(b).

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“Lien” means any lien (statutory or other), Encumbrance, security interest, purchase option, easement, encroachment of real property, right of first refusal, pledge, charging order, mortgage, deed of trust or other similar encumbrance or claim.

“Major Customers” has the meaning set forth in Section 3.19(a).

“Major Suppliers” has the meaning set forth in Section 3.19(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition, assets, liabilities, or prospects of the Company, or (b) the ability of the Sellers to consummate the transactions contemplated in an agreement on a timely basis other than changes in the following: (i) general market, economic or political conditions; and (ii) acts of terrorism or war (whether or not declared), except, in each case, to the extent such changes cause a disproportionate and negative effect on or change to a  Person as compared to the industry in which such Person operates as a whole.

“Materiality Qualifier” has the meaning set forth in Section 7.05(d).

“Notice of Claim” has the meaning set forth in Section 7.05(a).

“Notice of Proposed Activity” has the meaning set forth in Section 6.03(a)(1).

“Organizational Documents” means the Articles of Incorporation and bylaws (or equivalent governing instruments required or contemplated by applicable Law), as currently in force and effect, of the Company.

“Other Transaction Documents” means the Employment Agreements and the Confidentiality Agreement.

“Parent” means Consolidated Water Co. Ltd.

“Permits” has the meaning set forth in Section 3.15(a).

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings; (iii) mechanic’s, materialmen’s and similar Liens securing obligations not yet delinquent; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (v) (A) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body and (B) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which, in the case of subclauses (A) and (B) of this clause (v), are not violated by the current use or occupancy of such real property or the operation of the Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

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“Plan” has the meaning set forth in Section 3.12(a).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(vi).

“Product” means each product, process, application or service manufactured, licensed, distributed, performed, or sold by the Company (or any Affiliate thereof with respect to the Business) within the past five (5) years and any other products in which the Company (or any Affiliate thereof with respect to the Business) has or had any proprietary rights within the past five (5) years.

“Purchased Shares” has the meaning set forth in the recitals.

“Real Property” has the meaning set forth in Section 3.07(b).

“Records” has the meaning set forth in Section 2.02(e).

“Related Party” means (i) any Seller or any officer or director of the Company, (ii) any spouse, former spouse, child (natural or adopted), parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (i) above, (iii) any Affiliate of any of the Persons listed in clause (i) or (ii) above (other than the Company), (iv) any corporation or organization of which such Person listed in clause (i) or (ii) above is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities, other than of the Company, and (v) any trust or other estate in which any of the Persons listed in clause (i) or (ii) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, other than of the Company.

“Release” means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including ground water, surface water, land, soil or air.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Restrictive Covenants” has the meaning set forth in Section 6.03(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Software” means computer software, applications and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Stock of the Company” means the shares of common stock of the Company, nil par value per share.

“Target Working Capital” has the meaning set forth in Section 2.04(a).

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“Tax” or “Taxes” includes (1) any federal, state, local or foreign income, capital, franchise, import, value added, estimated, alternative minimum, sales, use, transfer, registration, excise, stamp, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, unclaimed property, escheat or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Proceedings” means any audit, claim for refund or contest or defense against any assessment, notice of deficiency, or other proposed adjustment relating to any and all Taxes of the Company.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party.

“Territory” has the meaning set forth in Section 6.03(a).

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transitioned Employees” has the meaning set forth in Section 6.05.

Section 8.02Other Definitional Provisions.
(a)“Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise explicitly specified. Section, clause, schedule and exhibit references contained in this Agreement are references to “, clauses, schedules and exhibits in or to this Agreement, unless otherwise explicitly specified.
(b)“Including,” etc. The term “including” shall mean “including but not limited to.”
(c)Gender. Any reference in this Agreement to gender shall include all genders.
(d)Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
(e)Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.
(f)Reference to any Law for purposes of a post-Closing covenant under this Agreement means such Law as amended, modified, codified, replaced or reenacted, in whole or

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in part, and in effect as of the time for performance of such covenant, including rules and regulations promulgated thereunder;
(g)“Or” is used in the inclusive sense of “and/or”.
(h)References to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto as then in effect.
ARTICLE IX
MISCELLANEOUS
Section 9.01Press Releases and Communications
. Any public announcement, press release or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as the Buyer determines with the approval of the Sellers, such approval to not be unreasonably withheld or delayed, except that such approval shall not be required to the extent such public announcement and its content is required of the Buyer by applicable Law or by The Nasdaq Stock Market rules. Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, suppliers and others having dealings with the Company will be informed of this Agreement and the contemplated transactions, and Buyer and Sellers will have the right to be present for any such communication.
Section 9.02Expenses. Except as otherwise expressly provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, shall be paid by the party incurring such expense.
Section 9.03Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) first Business Day after being transmitted via Email if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Buyer:

PERC Water Corporation

c/o Consolidated Water U.S. Holdings, Inc.
Attn: Frederick W. McTaggart, President
5810 Coral Ridge Drive, Suite 220
Coral Springs, Florida 33076

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Telephone: (954) 509-8280
Email: rmctaggart@cwco.com

With a copy (which shall not constitute notice) to:

Duane Morris LLP
Attn: Driscoll R. Ugarte
5100 Town Center Circle, Suite 400

Boca Raton, FL 33486-1008
Telephone: (561) 962-2139
Email: drugarte@duanemorris.com

Notices to the Sellers:

Robert W. Ramey

P.O. Box 662

Firestone, CO 80520

Rwayne.ramey@gmail.com

Linda Ramey

P.O. Box 662

Firestone, CO 80520

Lindaramey59@gmail.com

With a copy (which shall not constitute notice) to:

Foster Graham Milstein & Calisher LLP

Attn: Evan Husney

360 South Garfield Street, 6th Floor

Denver, Colorado 80209

Telephone: (303) 333-9810

Email: evan.husney@fostergraham.com

Section 9.04Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Buyer, on the one hand, and the Sellers, on the other hand, without the prior written consent of the other party.
Section 9.05Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The parties further agree to replace such void or

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unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.06Construction. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third-party of any matter whatsoever (including any violation of law or breach of contract).
Section 9.07Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of Section 6.03 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of Section 6.03 of this Agreement and to enforce specifically the terms and provisions of Section 6.03 of this Agreement in any federal or state court contemplated by Section 9.13. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate regarding such Section 6.03.
Section 9.08Amendment and Waiver. Except as provided herein, and subject to applicable Law, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Buyer and the Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
Section 9.09Complete Agreement. This Agreement and the other agreements, instruments and documents executed in connection herewith (including the Other Transaction Documents) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

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Section 9.10Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 9.11Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any executed counterpart may be delivered by electronic transmission and such counterpart shall be deemed an original.
Section 9.12Governing Law and Waiver of Jury Trial. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement or the transactions contemplated hereby and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.13Venue and Jurisdiction. The parties agree that any action arising out of this Agreement shall be venued in the federal, state or local courts located in Denver, Colorado and the parties hereby consent to personal jurisdiction in such courts and waive any objection based on the defense of an inconvenient forum and any objection to jurisdiction or venue of any action instituted hereunder. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the addresses set forth in Section 9.03.
Section 9.14Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any of the Other Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
Section 9.15No Presumption Against Drafting Party. Each of the Buyer and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 9.16Further Assurances. Following the Closing, each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions, as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

SELLERS:
/s/ Robert W. Ramey
Robert W. Ramey /s/ Linda Ramey
Linda Ramey
BUYER:
PERC Water Corporation
By:	/s/ Nathan C. Owen
Name:	Nathan C. Owen
Title:	President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

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EXHIBITS

Exhibit AWire Instructions

SCHEDULES

Schedule 3.01(b)Business Jurisdictions

Schedule 3.01(c)Consents/Notices

Schedule 3.03(b)Minute Books

Schedule 3.04Capitalization

Schedule 3.05(a)Financial Statements

Schedule 3.05(b)Commitments

Schedule 3.05(d)Indebtedness

Schedule 3.05(e)Accounts Receivable

Schedule 3.06Certain Developments since Latest Balance Sheet

Schedule 3.07Real Property

Schedule 3.08Tax Matters

Schedule 3.09Contracts and Commitments

Schedule 3.09(b)Potential Contract Issues

Schedule 3.09(c)Non-Arm’s Length/Affiliate Contracts

Schedule 3.10Intellectual Property

Schedule 3.11Litigation

Schedule 3.12Employee Benefit Plans

Schedule 3.13Insurance

Schedule 3.14Environmental

Schedule 3.15(a)Permits

Schedule 3.15(c)Payments

Schedule 3.17(a)Labor and Employment Matters

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Schedule 3.17(b)Employee Information

Schedule 3.17(d)Non-At-Will Employees

Schedule 3.17(e)Wages and Commissions

Schedule 3.17(f)Consulting Arrangements

Schedule 3.17(g)Employee Classification

Schedule 3.18(a)Related Party Transactions—Interests and Claims

Schedule 3.18(b)Related Party Transactions—Debts

Schedule 3.18(c)Related Party Contracts

Schedule 3.19(a)Major Customers

Schedule 3.19(b)Major Suppliers

Schedule 3.23Names

Schedule 3.24Accounts

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EXHIBIT A

Wire Instructions

{see attached}

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